Subsidiary
Jurisdiction of Incorporation

La-Z-Boy Canada, Ltd.
Ontario, Canada

La-Z-Boy Ad Co.
Michigan

Kincaid Furniture Company, Incorporated
Delaware

La-Z-Boy Export Ltd.
Barbados

LZB Finance, Inc.
Michigan

England/Corsair, Inc.
Michigan